CONSENT OF NOMINEE FOR DIRECTOR AND

CHAIRMAN AND FINANCIAL EXPERT OF THE AUDIT COMMITTEE

OF

GLOBAL SHIP LEASE, INC.

I hereby consent to the reference to me in the prospectus included in the registration statement on Form F-1 of Global Ship Lease, Inc., as shall be filed with the U.S. Securities and Exchange Commission and any and all amendments thereto.

  /s/ Jeffrey Pribor

Jeffrey D. Pribor

Date:    10/25/07